CERTIFICATE OF MERGER

MERGING

BLUE ACQUISITION CORP.

INTO

INFONET SERVICES CORPORATION

UNDER SECTION 251 OF THE

GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (DGCL), Infonet Services Corporation, a Delaware corporation (Infonet), hereby certifies the following information relating to the merger of Blue Acquisition Corp., a Delaware corporation (Blue), with and into Infonet (the Merger).

1. The names and states of incorporation of Infonet and Blue, which are the constituent corporations in the Merger (the Constituent Corporations), are:

Name	State
Infonet Services Corporation	Delaware

Blue Acquisition Corp.	Delaware

2. The Agreement and Plan of Merger dated as of November 8, 2004, between Infonet and Blue (the Merger Agreement), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL, and, in the case of Blue, by the written consent of stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

3. The name of the corporation surviving the Merger is Infonet Services Corporation.

4. The certificate of incorporation of the surviving corporation shall be the Restated Certificate of Incorporation as set forth in Annex A hereto.

5. The executed Merger Agreement is on file at an office of the surviving corporation, which is located at 2160 East Grand Avenue, El Segundo, CA 90245.

6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

7. This Certificate of Merger, and the Merger provided for herein, shall be effective at 8:00 a.m. (Eastern Standard Time) on February 25, 2005.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on the 24th day of February 2005.

INFONET SERVICES CORPORATION

by	/s/ PAUL A. GALLEBERG
Name:	Paul A. Galleberg
Title:	Senior Vice President, General Counsel and Secretary

ANNEX A

RESTATED CERTIFICATE OF INCORPORATION OF

INFONET SERVICES CORPORATION

FIRST: The name of the corporation (hereinafter called the corporation) is Infonet Services Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation are as follows: To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000. The par value of each of such shares is $0.01. All such shares are of one class and are shares of Common Stock.

FIFTH: The corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the by-laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other by-laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the by-laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial by-law or in a by-law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article Tenth.